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                                                                    EXHIBIT 99.1


INVESTOR CONTACT:                           MEDIA CONTACT:
Etta West                                   Victor Chayet
303-334-4772                                303-334-5701
etta_west@jdedwards.com                     victor_chayet@jdedwards.com

FOR IMMEDIATE RELEASE

              J.D. EDWARDS & COMPANY ADOPTS STOCKHOLDER RIGHTS PLAN

DENVER, November 2, 2001 -- J.D. Edwards & Company (NASDAQ: JDEC), a leading provider of agile, collaborative solutions for the connected economy, announced today that its board of directors has adopted a Stockholder Rights Plan (the "Plan"). The Plan is designed to ensure that J.D. Edwards' stockholders receive fair value in the event of a proposed unsolicited business combination or similar transaction involving the Company. J.D. Edwards added that the Plan was not adopted in response to any attempt to acquire the Company, and that it is not aware of any such efforts.

Under the Plan, the Company will issue a dividend of one right for each share of the Company's common stock, par value of $0.001 per share, held by stockholders of record as of the close of business on November 26, 2001. Each right will initially entitle stockholders to purchase a fractional share of the Company's preferred stock for $75.00.

The rights will become exercisable only upon the occurrence of certain events. Upon certain other events, unless redeemed for $0.001 per right, the rights (except for any rights held by the unsolicited third party acquiror) will become exercisable for shares of the Company or of the third party acquiror having a value of twice the right's then-current exercise price.

Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

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ABOUT J.D. EDWARDS & COMPANY

J.D. Edwards is a leading provider of agile, collaborative solutions for the connected economy. The Company's open solutions give organizations the freedom to choose how they assemble their internal applications and how they collaborate with partners and customers across the supply chain to increase competitive advantage. Founded in 1977, J.D. Edwards is headquartered in Denver. Additional information can be obtained by contacting the Company via the Internet at www.jdedwardsnews.com or at 1-800-727-5333.